Exhibit 99.1

STOCK PURCHASE AGREEMENT

February 14, 2025

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the date first set forth above, by and between Jeffery Lococo (“Seller”), and Focused Compounding Fund, LP, a Delaware limited partnership (the “Buyer”). Seller and Buyer are sometimes hereinafter referred to as the “Parties” or individually as a “Party”.

WHEREAS, Seller is the beneficial owner of 673,928 shares of common stock, par value $0.001 per share (“Common Stock”) in Parks! America, Inc. (the “Company”), of which (x) 25,000 shares are held in book-entry form with Securities Transfer Corporation (“STC”), the Company’s transfer agent (the “Book-Entry Shares”), and (y) 648,928 shares (the “Brokerage Account Shares,” together with the Book-Entry Shares, the “Shares”) are held in a brokerage account owned by Seller at National Financial Services, a subsidiary of Fidelity Investments (the “Nominee Holder”); and

WHEREAS, Seller desires to sell to the Buyer, and the Buyer desires to purchase from Seller, the Shares in accordance with the terms and conditions of this Agreement, free and clear of any liens, claims, charges, rights, encumbrances, security interests, options, warrants or other agreements of any kind outstanding (collectively, “Liens”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows:

1.             Purchase and Sale of Shares; Irrevocable Proxy.

1.1            Sale of Shares. Subject to the provisions of this Agreement, Seller does hereby sell and deliver to the Buyer, and the Buyer does hereby purchase and accept from Seller, all of the Shares, free and clear of all Liens.

1.2            Purchase Price; Payment. The purchase price for the Shares shall be $0.35 per share, for an aggregate of $235,874.80 (the “Purchase Price”), payable to Seller in cash at the Closing (as hereinafter defined).

1.3            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on February 14, 2025 (and shall be deemed effective for all accounting and tax purposes as of 12:01 A.M., Eastern Time, on February 14, 2025). At the Closing, (i) the Buyer shall deliver to Seller a cash payment equal to the Purchase Price to the bank account designated by Seller in writing; and (ii) the Seller shall deliver the Shares to the Buyer free and clear of all Liens and take all actions, and execute and deliver all such documents and instruments, necessary or as may be reasonably requested by the Buyer, STC or the Nominee Holder to transfer the Shares to the Buyer or its nominee, if applicable, and to permit the Shares to be voted by Buyer at the upcoming annual meeting of the Company scheduled for March 7, 2025 (the “Annual Meeting”), including, without limitation, by executing and delivering to the Buyer at the Closing the irrevocable proxy and assignment of control number attached hereto as Exhibit A.

2.             Representations and Warranties of Seller. Seller hereby represents and warrants to the Buyer the following:

2.1            Seller is the sole beneficial owner of the Shares, with the Book-Entry Shares being held with STC and the Brokerage Account Shares being held in the brokerage account owned by Seller with the Nominee Holder. The Shares are registered pursuant to the Securities Act of 1933 and are freely tradeable.

2.2            Upon sale of the Shares by Seller to the Buyer at the Closing as contemplated by this Agreement, Seller shall have transferred to the Buyer good and marketable title to all of such Shares, free and clear of all Liens.

2.3            Seller has all requisite power, authority, and capacity to enter into this Agreement, and Seller’s execution, delivery and performance of this Agreement do not conflict with, violate or result in the breach of, or create any Lien on the Shares pursuant to any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Shares are bound.

2.4            This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

2.5            Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merit, risks and suitability of the sale of the Shares and is consummating the sale with a full understanding of the terms of this Agreement and the risks inherent to his sale of the Shares, and Seller willingly assumes such terms and risks.

2.6            Seller has reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2024, all subsequent public filings of the Company with the Securities and Exchange Commission, other available information regarding the Company, and such other information that Seller and Seller’s advisers deem necessary to make his own decision regarding the sale of the Shares without reliance on any representation or warranty of, or advice from, the Buyer.

2.7            The Buyer has not been requested to provide, and has not provided, Seller with any information or advice with respect to the sale of the Shares, nor is such information or advice necessary or desired.

2.8            Seller acknowledges and understands that the Buyer may possess material nonpublic information regarding the Company not known to Seller that may impact the value of the Shares, including, without limitation, information regarding the Company’s performance, financial condition, planned acquisition or disposition of material assets of the Company, planned entry into material contracts or other material transactions that may be under consideration by the Company and any information the Buyer has otherwise received on a confidential basis, (collectively, the “Information”), and that the Buyer is not disclosing the Information to Seller. Seller understands, based on his experience, the disadvantage to which Seller may be subject due to the disparity of information between Seller and the Buyer. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the sale of the Shares.

2.9           Seller agrees that none of the Buyer, the Company, the Company’s or the Buyer’s affiliates, directors, officers, employees and agents shall have any liability to Seller whatsoever due to or in connection with the Buyer’s non-disclosure of the Information or otherwise as a result of the sale of the Shares, and Seller hereby irrevocably waives any claim that it might have based on the Buyer’s non-disclosure of any Information.

2.10         Seller has had an opportunity to review the federal, state, local, and foreign tax consequences of Seller’s sale of the Shares to the Buyer. Seller understands that nothing in this Agreement or in any other materials presented to Seller in connection herewith, including the Company’s financial statements, or Seller’s other agreements under this Agreement constitutes legal, tax, or investment advice. Seller has consulted or has had the opportunity to consult such legal, tax, and investment advisors as Seller, in the Seller’s sole discretion, has deemed necessary or appropriate in connection with the sale of the Shares under this Agreement and is relying solely on any of its own such advisors and not on any statements or representations of the Buyer or any of its agents. SELLER ACKNOWLEDGES THAT SELLER WILL BE RESPONSIBLE FOR SELLER’S OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF SELLER’S SALE OF THE SHARES TO THE BUYER AND RECEIPT OF THE PURCHASE PRICE.

2.11         Seller acknowledges that the Buyer is relying on Seller’s representations, warranties, acknowledgments, and agreements in this Agreement as a condition of proceeding to acquire the Shares pursuant to this Agreement and that without such representations, warranties and agreements, the Buyer would not enter into this Agreement or acquire the Shares.

3.             Representations and Warranties of Buyer. The Buyer hereby represents and warrants to the Seller the following:

3.1           The Buyer has all requisite power and authority to enter into this Agreement, and the Buyer’s entry into and consummation of this Agreement has been duly authorized. The Buyer’s execution, delivery and performance of this Agreement do not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Buyer is a party or is subject.

3.2           This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions.

3.3           The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merit, risks and suitability of the purchase of the Shares and is consummating the purchase with a full understanding of the terms of this Agreement and the risks inherent to the purchase of the Shares, and the Buyer willingly assumes such terms and risks.

3.4           The Buyer has reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2024, all subsequent public filings of the Company with the Securities and Exchange Commission, other available information regarding the Company, and such other information that the Buyer and its advisers deem necessary to make his own decision regarding the sale of the Shares without reliance on any representation or warranty of, or advice from, the Seller.

3.5           The Buyer acknowledges that Seller is relying on the Buyer’s representations, warranties, acknowledgments, and agreements in this Agreement as a condition of proceeding to sell the Shares pursuant to this Agreement and that without such representations, warranties and agreements, Seller would not enter into this Agreement or sell the Shares to the Buyer hereunder.

4.             Miscellaneous.

4.1            Further Cooperation. At any time and from time to time, upon the reasonable request of a Party, the Parties agree to do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further documents, exhibits, and instruments as may be reasonably necessary to document or give effect to any of the transactions contemplated by this Agreement.

4.2            Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertaking of every kind and nature among them with respect to the subject matter hereof, and neither Party shall be bound by any condition, definition, warranty, or representation other than expressly provided for in this Agreement.

4.3            Expenses. Each Party will pay its own expenses in connection with this Agreement and the transactions contemplated hereby. Any fees or commissions charged by the Nominee Holder to execute the transactions contemplated by this Agreement shall be paid by the Seller.

4.4            Successors and Assigns. This Agreement and all its rights, duties, and obligations shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, executors and assigns.

4.5            Governing Law. This Agreement shall be governed by, interpreted, construed and enforced in accordance with the internal laws of the State of Nevada, without giving effect to its conflict of laws principles.

4.6            Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire agreement shall not be affected thereby.

4.7            Counterparts. This Agreement may be executed electronically (e.g., DocuSign) and in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

4.8            Further Assurances. Each Party agrees to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the other Party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby, including, without limitation, any and all documents necessary to grant the Buyer access to the applicable control number(s) for the Shares issued by the Company in respect of the Annual Meeting and to otherwise facilitate Buyer’s ability to vote the Shares at the Annual Meeting.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

FOCUSED COMPOUNDING FUND, LP

By:	/s/ Andrew M. Kuhn
Name: Andrew M. Kuhn
Title: Managing Member

SELLER:

By:	/s/ Jeffery Lococo
Name: Jeffery Lococo

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

IRREVOCABLE PROXY AND ASSIGNMENT OF CONTROL NUMBER

To be attached.

EXHIBIT A

IRREVOCABLE PROXY AND ASSIGNMENT OF CONTROL NUMBER

Dated: February 14, 2025

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned (“Grantor”) hereby irrevocably appoints and constitutes Focused Compounding Fund, LP (the “Proxy Holder”) the attorney and proxy of the Grantor with full power of substitution and resubstitution, to the full extent of Grantor’s rights with respect to all of the shares of common stock, par value $0.001 per share (the “Common Stock”) held by the Grantor in Parks! America, Inc. (the “Company”) and being transferred pursuant to that certain Stock Purchase Agreement (the “Purchase Agreement”) by and between Grantor and Proxy Holder, dated as of the date hereof. Grantor is the beneficial owner of and is transferring to Proxy Holder pursuant to the Purchase Agreement 673,928 shares of Common Stock (the “Shares”) of which (x) 25,000 shares are held in book-entry form with Securities Transfer Corporation (“STC”), the Company’s transfer agent (the “Book-Entry Shares”) and (y) 648,928 shares (the “Brokerage Account Shares”) are held in a brokerage account owned by Grantor at National Financial Services, a subsidiary of Fidelity Investments (the “Nominee Holder”). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted pursuant to the Purchase Agreement, for the benefit of the Proxy Holder in consideration of the purchase by Proxy Holder of the Shares for cash pursuant to the Purchase Agreement.

The Proxy Holder will be empowered and may exercise this irrevocable proxy to cause the Shares to be voted at the annual meeting of the Company scheduled for March 7, 2025 (the “Annual Meeting”). In furtherance thereof, Grantor hereby assigns to Proxy Holder the control number(s) for the Shares received from the Company and the Nominee Holder that enables the Shares to be voted at the Annual Meeting electronically. The Grantor explicitly authorizes and directs (i) STC, as the Company’s transfer agent, to take all necessary steps to enable the Proxy Holder to vote the Book-Entry Shares at the Annual Meeting and (ii) the Nominee Holder to take all necessary steps to enable the Proxy Holder to vote the Brokerage Account Shares at the Annual Meeting.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy as of the date first set forth above.

GRANTOR:

By:	/s/ Jeffery Lococo
Name:	Jeffery Lococo

Acknowledged and Accepted By:

PROXY HOLDER:

FOCUSED COMPOUNDING FUND, LP

By:	/s/ Andrew M. Kuhn
Name:	Andrew M. Kuhn
Title:	Managing Member

[Signature Page to Irrevocable Proxy and Assignment of Control Number]